Exhibit 10.50

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made this 23rd day of September, 2013 (the “Effective Date”) by and among Kellwood Company (“Company”) and Jill Granoff (the “Executive”).

WHEREAS, the Executive and the Company are a party to that certain Employment Agreement, dated as of May 4, 2012 and amended as of December 30, 2012 (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to further amend the Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Amendment to the Employment Agreement (this “Amendment”).

1. This Amendment is immediately effective as of the Effective Date.

2. The second sentence of Section 4(b)(ii) of the Employment Agreement is hereby amended by replacing the phrase “within sixty (60) days following the applicable Actual Debt Recovery” with the phrase “concurrently with the applicable Actual Debt Recovery”.

3. Section 4(b)(iii) of the Employment Agreement is hereby amended by adding the following to the end of such Section:

“(A) For the avoidance of doubt, (x) following an initial public offering registered under the Securities Act of 1933 (as amended) of equity securities of the Company, any successor to the Company, or a parent company thereof, in each case where such entity or a subsidiary thereof includes the Vince Business (such entity referred to herein as a “Successor Entity” and such initial public offering, a “Vince IPO”), and following which the Executive remains as the Chief Executive Officer of the Vince Business, the Executive’s continued employment with the Successor Entity shall constitute continued employment for purposes of Executive’s entitlement to any payment pursuant to this Section 4(b) (and in the event that any proceeds received as a result of the Vince IPO are deposited into escrow (the “Escrowed Proceeds”), Executive shall earn a Debt Recovery Bonus on any Actual Debt Recovery that is made from such Escrowed Proceeds, whenever made), (y) a portion of the Debt Recovery Bonus has been earned and will be paid in accordance with that certain Letter Agreement by and between the Executive and the Company, dated as of June 11, 2013, and (z) the obligation to pay any amounts pursuant to Section 4(b) shall remain an obligation of Kellwood Company or its successor. (B) In the event of the consummation of a merger, a sale of more than fifty percent (50%) of the shares of voting stock of the entity owning the assets of the Vince Business, or a sale of all or substantially all of the Company’s assets of the Vince Business, but excluding transactions either (x) with affiliates of the Company or Sun or its affiliates (as determined by the Board of Directors in its good faith discretion) or (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates (such transaction, a “Vince Sale”), and the Executive remains as the Chief Executive Officer of the Vince Business through the date of the Vince Sale, the

Executive shall earn a Debt Recovery Bonus on any Actual Debt Recovery that occurs within ninety (90) days following the Vince Sale, but no further Debt Recovery Bonus will be earned on account of any Actual Debt Recovery that occurs more than ninety (90) days following the date of the Vince Sale. In the event that the consideration received by the Company in a Vince Sale is not all cash, and such non-cash portion constitutes more than 50% of the total consideration received (the “Non-Cash Consideration”), Executive shall earn a Debt Recovery Bonus on any Actual Debt Recovery that occurs (i) within the one year period following the date of the Vince Sale to the extent that the Actual Debt Recovery is made from the proceeds of the monetization of Non-Cash Consideration, or (ii) if later, by December 31, 2014. For the avoidance of doubt, neither (i) earn-outs, escrows and other forms of contingent deferred cash consideration, (ii) consideration paid in the form of consulting services or restrictive covenants that are paid or payable to the Company or its CEO in cash in connection with the Vince Sale nor (iii) subsequent increases in the value of the Non-Cash Consideration following the date of the Vince Sale shall constitute Non-Cash Consideration. In addition, any payment of Actual Debt Recovery made in connection with a recapitalization, refinancing or other extraordinary transaction (including but not limited to a Sale or a sale of any of the Company’s assets) by the Company following a Vince Sale shall be deemed to be made from sources other than the Non-Cash Consideration. (C) For the avoidance of doubt, in the event of the consummation of a sale of less than fifty percent (50%) of the shares of voting stock of the entity owning the assets of the Vince Business, or a sale of less than substantially all of the Company’s assets of the Vince Business, and following which the Executive either remains employed by the Company or remains as the Chief Executive Officer of the Vince Business, the Executive’s continued employment with the entity directly or indirectly owning the assets of the Vince Business that were sold shall constitute continued employment for purposes of Executive’s entitlement to any payment pursuant to this Section 4(b), which shall remain in full force and effect in accordance with its terms. Any Debt Recovery Bonus that is earned in connection with the payment of any of the debt listed in the definition of “Actual Debt Recovery” shall be paid to Executive prior to (i) the Company paying any further payments under that certain Management Services Agreement by and between the Company and Sun Capital Partners Management V, LLC, dated as of May 29, 2008 and as may be amended from time to time and (ii) the Company repaying, refinancing or repurchasing the Company’s 7.625% 1997 Debentures due 2017.

4. This Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, executed by all parties.

5. This Amendment shall in no way modify, alter, change or otherwise delete any provision of the Employment Agreement, unless specifically done so by the terms of this Amendment, and all the remaining provisions of the Employment Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date written below and upon full execution by all parties, this Amendment shall be effective as set forth in Section 1 above.

EXECUTIVE

/s/ Jill Granoff

Date:	9/24/13

COMPANY

/s/ Keith Grypp

By: Keith Grypp

Its:	Senior Vice President, General Counsel and Secretary

Date:	9/24/13

Signature Page to Amendment No. 2 to Employment Agreement